Exhibit 10.1
Execution Draft
LOAN AGREEMENT
This Loan Agreement, dated as of May 28, 2010 (this “Agreement”), is entered into by and between diaDexus, Inc., a Delaware corporation (the “Company”), and VaxGen, Inc., a Delaware corporation (the “Lender”).
RECITALS
A. The Company and Lender have entered into an Agreement and Plan of Merger dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which a wholly-owned subsidiary of Lender would merge into and with the Company and the Company would become a wholly-owned subsidiary of Lender (the “Merger”).
B. On the terms and subject to the conditions set forth herein, Lender is willing to purchase from the Company, and the Company is willing to sell to Lender the promissory note described below.
D. Capitalized terms not otherwise defined herein shall have the meaning set forth in the form of Note (as defined below) attached hereto as Exhibit A.
AGREEMENT
NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:
1. The Loan.
(a) Issuance of Note. The Lender has agreed to lend to the Company up to Six Million Dollars ($6,000,000.00) in principal (the “Total Loan Amount”) in return for a secured promissory note in the form of Exhibit A hereto (the “Note”) and the grant of a security interest in certain assets of the Company pursuant to that certain Security and Collateral Agency Agreement, dated as of the date hereof (the “Security Agreement”), between Lender, in its capacity as a lender hereunder and as collateral agent, the Company and the other lenders party thereto.
(b) Advances. Subject to and upon the terms and conditions set forth below, the Company may request advances of funds under the Note (each, an “Advance”) in accordance with Schedule 1 attached hereto (the “Schedule of Advances”) in an aggregate outstanding amount not to exceed the Total Loan Amount, commencing on the date hereof. Each Advance to the Company under the Note shall be subject to the satisfaction of the following conditions precedent (unless waived in writing by the Lender): (i) each of the representations and warranties contained in this Agreement and the Security Agreement must be true and accurate in all material respects as of the date of such Advance, and (ii) the Company must have performed all of its obligations to be performed as of the date of the requested Advance under this Agreement, the Merger Agreement, the Note and the Security Agreement. The Lender’s obligation to make any Advances shall terminate upon the earliest of: (1) consummation of the Merger, (2) the End Date (as defined in the Merger Agreement), provided that, if Lender reasonably determines in good faith that the Merger Agreement will not be consummated on or before the End Date, then the Lender’s obligation to make further Advances shall terminate on October 28, 2010, and (3) termination of the Merger Agreement for any reason.
(c) Use of Proceeds. The proceeds of the initial Advance shall be used to repay in full all outstanding indebtedness and other obligations under that certain Loan and Security Agreement, dated as of July 13, 2007 (the “Senior Loan Agreement”), by and among the Company, Silicon Valley Bank, as agent, and the lenders party thereto, with any remaining amounts, and the proceeds of any subsequent Advances, to be used for operating expenses of the Company.
(d) Payments of Advances. The Lender will make all Advances to the Company in immediately available funds to an account for the benefit of the Company as specified by the Company in writing prior to the date of such Advance. Advances, other than the initial Advance and the second Advance, shall be at the discretion of Lender.
2. Representations and Warranties of the Company. Except as set forth on Schedule 2 hereto, the Company represents and warrants to the Lender that:
(a) Due Incorporation, Qualification, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as currently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.
(b) Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement. Since its inception, the Company has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any corporation, partnership, limited liability company or other business entity.
(c) Authority. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of the Transaction Documents, and the performance of all obligations of the Company hereunder and thereunder, has been taken, and the Transaction Documents, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
(d)  Approvals and Filings. Except for applicable federal and state securities filings, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other person or entity (including, without limitation, the shareholders of any person or entity) is required in connection with the execution and delivery of the Transaction Documents executed by the Company and the performance and consummation of the transactions contemplated thereby.
(e) Valid Issuance. The Note, when issued, sold and delivered in compliance with the provisions of this Agreement, will be duly and validly issued; provided, however, that the Note may be subject to restrictions on transfer under state and/or federal securities laws and under the Transaction Documents.
(f) No Violation or Default; Non-Contravention. The Company is not in violation or default of (i) any provisions of its certificate of incorporation or bylaws or (ii) any instrument, judgment, order, writ, decree, lease, agreement, note, indenture, mortgage or contract to which it is a party or by which it is bound or, to the best of its knowledge, any provision of federal or state statute, rule or regulation applicable to the Company which violation or default would materially adversely affect the Company’s business, operations, properties, assets or financial condition, taken as a whole. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated hereby or thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree, lease, agreement, note, indenture, mortgage or contract or an event which results in any such material violation or in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties that would have a material adverse effect on the Company.
(g) Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened (i) against the Company or any of its subsidiaries that questions the validity of the Transaction Documents or the right of the Company to enter into them, or to consummate the transactions contemplated hereby or thereby, or (ii) against the Company or, to the Company’s knowledge, any officer, director or employee of the Company that might result, either individually or in the aggregate, in any material adverse change in the assets, condition, prospects or affairs of the Company, financially or otherwise.

(h) Title to Property and Assets. The Company has good and marketable title to all of its properties, intangible and tangible assets that it owns free and clear of all mortgages, liens, loans, claims and encumbrances, except liens for current taxes and assessments not yet due and minor liens and encumbrances which arise in the ordinary course of business and which do not, in any case, in the aggregate, materially detract from the value or use of the property subject thereto or materially impair the operations of the Company. With respect to the property and assets it leases, the Company is in material compliance with such leases and holds a valid leasehold interest free of all liens, claims or encumbrances.
3. Representations and Warranties of the Lender. The Lender hereby represents and warrants to the Company as follows:
(a) Binding Obligation. The Lender has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement is a valid and binding obligation of the Lender, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
(b) Securities Law Compliance. The Lender has been advised that the Note has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and, therefore, cannot be resold unless it is registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Lender is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act.
4. Covenants of the Company.
(a) No New Indebtedness. Prior to the earliest of: (i) the Maturity Date (as set forth in the Note) or (ii) the payment in full of all obligations pursuant to the Note, the Company shall not without the consent of the Lender create, incur, assume or suffer to exist new Indebtedness which is senior or equal in priority of payment to the Note except for the Secured Promissory Notes. For purposes of hereof, “Indebtedness” means (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit (but excluding accounts payable in the ordinary course of business), (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, (d) any guarantees of, or other direct or indirect liability for the obligations of another person, and (e) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect against fluctuation in interest rates, currency exchange rates or commodity prices.
(b) Monthly and Quarterly Financials. The Company shall forward, or cause to be forwarded to the Lender by electronic mail, followed promptly by a version in writing, (a) the Company’s monthly financial statements prepared in accordance with GAAP (subject to normal quarterly and year-end adjustments) as soon as available, and in any event within twenty (20) days after the end of each month; and (b) the Company’s quarterly consolidated and consolidating financial statements prepared in accordance with GAAP (including a quarterly balance sheet, profit and loss statement and cash flow statement for such quarter) as soon as available, and in any event within forty-five (45) days from the end of each quarter.
(c) Payments and Obligations to the Lender. The Company shall make all payments of principal, interest and other charges as and when due under the Note, shall perform or comply with, as the case may be, all of the other obligations under the Note and the Security Agreement, and shall perform and comply in all respects with all applicable terms, conditions and covenants of this Agreement, the Note and the Security Agreement.
(d) Other Debts; Taxes. The Company shall promptly make all payments of principal and interest as and when due under any other Indebtedness of the Company and shall make payment of all other payment obligations of the Company in excess of $10,000 individually within fifteen (15) days of such payment obligations coming due and shall make payment of all other payment obligations of the Company within thirty (30) days of such payments coming due; provided, however, that this covenant shall not be construed as permitting any other Indebtedness of the Company or as permitting the making of any payments on account of any other Indebtedness of the Company that are not otherwise permitted by the terms and conditions of this Agreement. The Company will pay and discharge all material taxes, assessments and governmental charges or levies imposed upon them or upon their income or profits, or upon any properties belonging to them, prior to the date on which material penalties attach thereto, and all lawful claims which, if unpaid, might reasonably be expected to become a lien or charge upon any properties of the Company or cause a failure or forfeiture of title thereto; provided, however, that the Company shall not be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings timely instituted and diligently conducted if they have maintained adequate reserves with respect thereto in accordance with GAAP.
(e) No Distributions. Unless otherwise agreed in writing by Lender in advance or in connection with severance or retention payments in connection with the Merger, the Company shall not make any distributions of cash, securities or other property of the Company to any of its equityholders, whether such distribution would be characterized as a dividend or otherwise.
(f) No Encumbrances. The Company shall not permit to exist against any of the Collateral or any of its other material assets (if any) any lien, mortgage, pledge, security interest, title retention device, or other encumbrance (collectively, “Liens”), except for those (i) Liens arising pursuant to this Agreement, the Note, the Secured Promissory Notes and the Security Agreement; (ii) Liens for taxes and assessments not delinquent or actively being contested in good faith by the Company and for which the Company has adequate reserves; (iii) deposits or pledges for goods or services made in the ordinary course of the Company’s business; (iv) mechanics liens; (v) liens that are junior in right of payment and collection and expressly subordinated to the Liens arising pursuant to this Agreement and the Security Agreement; (vi) Liens in existence as of the date hereof under the Senior Loan Agreement, which Liens will be released following the Company’s repayment in full of all outstanding indebtedness and other obligations thereunder, which shall occur no later than the date of the first Advance hereunder; (vii) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, and (viii) statutory liens affecting real property of landlords of the Company (collectively such Liens permitted by clauses (i) through (viii) hereof, “Permitted Liens”).
(g) No Payments of Other Debt. The Company shall not make any prepayments with respect to any other Indebtedness except for outstanding indebtedness and other obligations under the Senior Loan Agreement, and shall not make any payments in respect of the Secured Promissory Notes, unless in either case all obligations then owing to the Lender under this Agreement, the Note and the Security Agreement shall have been first paid and discharged and the Note shall have been terminated and discharged in full; provided, however, that the Secured Promissory Notes may be repaid prior thereto so long as (i) the Company Break-Up Fee shall have been paid in full (to the extent any such fee is payable under the Merger Agreement) and (ii) such repayment of the Secured Promissory Notes is made ratably among the Lender and each holder of the Secured Promissory Notes in accordance with the percentage equivalent at such time of the aggregate unpaid principal amount of the Note and each such holder’s Secured Promissory Note, divided by the combined aggregate unpaid principal amount of the Note and all of the Secured Promissory Notes.
(h) No Sale, License or Other Disposal of Assets. The Company shall not in any manner sell, convey, lease, license, transfer or dispose of any equitable, beneficial or legal interest in any of the Collateral or any of the Company’s other material assets (if any), except for equipment disposed of in the ordinary course of business for at least the estimated fair market value of such equipment as determined in good faith by the Company’s board of directors and except for Permitted Liens.
(i) No Transactions Outside the Ordinary Course. Unless otherwise consented to in writing by the Lender, which consent shall not be unreasonably withheld, the Company shall not enter into any agreements, obligations or commitments of any type, except (i) in the ordinary course of business consistent with past practice or (ii) agreements, contracts or commitments which involve payments by the Company which individually do not exceed $25,000, and which collectively do not exceed $100,000.
(j) Compensation Matters. Unless otherwise consented to in writing by the Lender, which consent shall not be unreasonably withheld, the Company shall not increase the compensation payable or to become payable to its directors, officers or employees, except for increases in salary or wages of employees who are not officers in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee, or establish, adopt, enter into or amend any employee benefit plan.

5. [Reserved.]
6. Miscellaneous.
(a) Waivers and Amendments. Any provision of this Agreement may be amended, waived or modified only upon the written consent of the Company and the Lender.
(b) Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California or of any other state.
(c) Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.
(d) Successors and Assigns. Subject to the restrictions on transfer described in Sections 6(e) and 6(f) below, the rights and obligations of the Company and the Lender shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.
(e) Assignment by the Company. The rights, interests or obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Lender.
(f) Entire Agreement. This Agreement together with Note, the Security Agreement, and each instrument or other agreement executed and delivered in connection therewith (collectively, “Transaction Documents”) constitute and contain the entire agreement among the Company and the Lender with regard to the subject matter hereof, and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.
(g) Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed, mailed or delivered to each party as follows: (i) if to the Lender, at 379 Oyster Point Blvd., South San Francisco, CA 94080, or at such other address as the Lender shall have furnished the Company in writing, or (ii) if to the Company, at 343 Oyster Point Blvd., South San Francisco, CA 94080, or at such other address or facsimile number as the Company shall have furnished to the Lender in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

(h) Severability of this Agreement. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
(i) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.
[Remainder of page intentionally blank]

The parties have caused this Loan Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

COMPANY: diaDexus, Inc.
By:	/s/ David Foster
	Name:	David Foster
	Title:	EVP, CFO

LENDER: VaxGen, Inc.
By:	/s/ James P. Panek
	Name:	James P. Panek
	Title:	EVP, CFO

SCHEDULE 1
SCHEDULE OF ADVANCES UNDER THE NOTE

Advance	Advance Date	Advance Amount
Initial Advance	May 28, 2010	$3,000,000
Second Advance	June 28, 2010	$1,000,000
Third Advance	July 28, 2010	$1,000,000
Fourth Advance	August 27, 2010	$1,000,000
•	The Second Advance will be provided, upon the request of the Company, at any time after the Advance Date set forth above for such Advance.

•	The Third and Fourth Advances will be provided, at Lender’s sole and absolute discretion, upon the request of the Company at any time after the Advance Date set forth above for such Advance.

EXHIBIT A
SECURED PROMISSORY NOTE

$6,000,000	May 28, 2010
For value received diaDexus, Inc., a Delaware corporation (the “Company”), promises to pay to VaxGen, Inc., a Delaware corporation (together with its successors and assigns, “Lender”), the principal sum of up to SIX MILLION DOLLARS ($6,000,000.00), or such lesser amount as may be advanced hereunder (the “Commitment Amount”), together with simple interest on the outstanding principal amount from time to time outstanding hereunder at the rate of 10% per annum. Interest shall commence with the date hereof and shall continue on the outstanding principal until paid in full. Interest shall be paid on the Maturity Date (as defined below). Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.
1. Loan Agreement. This note (the “Note”) is issued to Lender pursuant to the terms of that certain Loan Agreement dated as of May 28, 2010 (the “Loan Agreement”) by and between the Company and Lender. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Loan Agreement.
2. Currency. All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to accrued interest, and thereafter to principal.
3. Secured Note. The obligations under this Note shall be secured by the Collateral (as defined in the Security Agreement).
4. Payment on Maturity Date. The entire outstanding principal balance and all unpaid accrued interest shall become fully due and payable on the Maturity Date. As used herein, “Maturity Date” means the earliest of: (a) the earlier of (i) the last day of the twelfth full calendar month following the date of termination of the Merger Agreement and (ii) the consummation of a Company Acquisition Transaction (as defined in the Merger Agreement), (b) the stated maturity of the Secured Promissory Notes as amended from time to time, (c) immediately upon an Event of Default under Section 7(f) or (g) as set forth below, and (d) immediately upon notice of acceleration given by the Lender following an Event of Default under Section 7(a) through (e) below. Upon consummation of the Merger in accordance with the terms of the Merger Agreement, all obligations under the Note shall be forgiven without further action on the part of the Company or Lender.
5. Fees. In the event of any default hereunder, Company shall pay all reasonable attorneys’ fees and court costs incurred by Lender in enforcing and collecting this Note.

6. Prepayment. The Company may prepay this Note at any time.
7. Event of Default. The occurrence of any one or more of the following shall constitute an “Event of Default”:
(a) Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;
(b) Company shall materially default in its performance of any covenant under Section 4 of the Agreement;
(c) Company shall materially default in its performance of any other covenant under the Agreement, or under this Note or the Security Agreement, in each case which breach is not cured within 15 days after receipt of notice of such breach from Lender;
(d) An “Event of Default” shall have occurred under, and as defined in, any of those certain Secured Promissory Notes issued pursuant to that certain Note Purchase Agreement, dated as of the date hereof, among the Company and the investors party thereto (the “Secured Promissory Notes”);
(e) Company shall commit a breach of the Merger Agreement which would permit the termination of the Merger Agreement by Lender pursuant to Section 7.1(e) of the Merger Agreement, whether or not the Merger Agreement is in fact so terminated;
(f) Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or
(g) An involuntary petition is filed against Company (unless such petition is dismissed or discharged within sixty (60) days under any bankruptcy statute now or hereafter in effect) or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Company.
8. Waivers. Company hereby waives demand, notice, presentment, protest and notice of dishonor.
9. Governing Law. This Note shall be governed by and construed under the laws of the State of California, as applied to agreements among California residents, made and to be performed entirely within the State of California, without giving effect to conflicts of laws principles.
[Remainder of page intentionally blank]

The Company has caused this Note to be executed and delivered as of the date first set forth above.

diaDexus, Inc.
By:	/s/ David Foster
	Name:	David Foster
	Title:	EVP, CFO